Exhibit 21.1

     Subsidiaries
     ------------

Transylvania Gold S.R.L (Romania)
Minera Andes S.A. (Argentina)
NAD S.A. (Argentina)
Minera Providencia Inc. (Alberta)
Minera Providencia S.A. (Colombia) (a subsidiary of Minera Providencia Inc.)